EXHIBIT 99.1

ROSETTA RESOURCES INC. ANNOUNCES
FIRST QUARTER 2009 RESULTS AND PROVIDES OPERATIONAL UPDATE

HOUSTON, TEXAS, May 8, 2009 / PRIME NEWSWIRE / -- Rosetta Resources Inc. (NASDAQ: ROSE) (“Rosetta” or the “Company”) today announced financial and operating results for the first quarter 2009.

For the first quarter ended March 31, 2009, Rosetta reported a net loss of $238.1 million, or $4.68 loss per diluted share, a decrease of $265.6 million from net income of $27.5 million, or $0.54 per diluted share, for the same period in 2008. These results include a non-cash charge of $238.1 million, net of tax, for impairment of oil and gas properties. Excluding this charge, the Company was in a break-even position for the first quarter of 2009.

Production for the first quarter of 2009 was 160 MMcfe/d, which represents a quarterly record for the Company. Daily production was up 5% versus the first quarter of 2008 and up 14% sequentially.  Revenues for the first quarter of 2009 were $79.4 million compared to $128.3 million for the same period in 2008.  The decrease in revenues was primarily attributable to lower realized gas prices of $5.46 per Mcf versus $8.74 per Mcf for the same period in 2008. Total revenue in this year’s first quarter includes a benefit of $15.4 million due to the effect of natural gas hedging.

Total lease operating expense ("LOE"), which includes direct LOE, workovers, ad valorem taxes and insurance, was $18.0 million or $1.25 per Mcfe during the first quarter. Direct LOE was $10.7 million or $0.74 per Mcfe, workover costs were $2.3 million or $0.16 per Mcfe, ad valorem taxes were $4.7 million or $0.33 per Mcfe and insurance was $0.3 million or $0.02 per Mcfe. Production taxes were $1.3 million or $0.09 per Mcfe and treating and transportation and marketing charges were $2.0 million or $0.14 per Mcfe. Depreciation, depletion and amortization, before the effect of impairment of oil and gas properties, was $44.4 million based on a DD&A rate of $3.08 per Mcfe.

General and administrative costs were $9.4 million or $0.65 per Mcfe for the first quarter including $0.9 million in non-cash stock compensation expense.  Excluding stock compensation expense, general and administrative costs were $0.59 per Mcfe.

OPERATIONS UPDATE

During the first quarter, the Company drilled 21 gross and 16 net wells with a net success rate of 88%. The majority of this drilling activity took place in South Texas.

In South Texas, Rosetta drilled 12 wells in the first quarter, with 10 being productive for an 83% success rate. Net production from this region, including the Lobo, Constellation acquisition properties and Perdido trend, was 64 MMcfe/d for the quarter, up 15 MMcfe/d compared to the first quarter of 2008.

In the Rockies, the Company drilled three wells in the first quarter, all of which were successful. Net production from the area, which includes the DJ Basin, San Juan Basin, and Pinedale Anticline assets, was 21 MMcfe/d for the first quarter, which is up 11 MMcfe/d from the first quarter of 2008.

In the Sacramento Basin, the Company drilled one well which was successful. Average net production from the Basin was 43 MMcfe/d for the quarter.

The Company’s Gulf of Mexico and State Waters properties produced 11 MMcfe/d and 9 MMcfe/d, respectively, for the quarter.  These non-core assets are being contemplated for divestiture at some point in the future.

FINANCING UPDATE

On April 9, 2009, the Company entered into an Amended and Restated Senior Revolving Credit Agreement with a maximum credit amount of $600.0 million from a previous amount of $400.0 million. The maturity date of the agreement was extended by over two years to July 1, 2012 from April 5, 2010. The borrowing base under the amended and restated agreement was reset to $375.0 million from a previous amount of $400.0 million.  The Company also entered into an Amended and Restated Second Lien Term Loan Agreement which extended the maturity date of the term loan from July 7, 2010 to October 2, 2012 and provided the Company the option to increase fixed and floating rate borrowings from $75.0 million to $100.0 million within 30 days.  The Company exercised this option and the $25.0 million of increased borrowings consists of $5.0 million of floating rate borrowings and $20.0 million of fixed rate borrowings.

Randy Limbacher, Rosetta’s CEO and president, commented “Rosetta’s performance in the first quarter is evidence of our underlying advantage as a Company.  We generated production growth on both a quarter-to-quarter basis and sequentially due to our high quality bolt-on acquisitions in late 2008, as well as solid performance from our base assets.  Due to the relatively low capital intensity of our core assets, we are fortunate in that we can curtail our capital program during this industry down cycle without significantly impacting volumes in 2009.  Our emphasis in this quarter and for the foreseeable future is to preserve our financial flexibility, while investing in programs that should favorably impact Rosetta’s value.  Accordingly, our operational priorities are to continue building and evaluating our exciting Eagle Ford Shale and Bakken Shale positions, while closely managing all aspects of our financial performance, including cost controls.”

2009 OUTLOOK

The Company continues to project its organic capital spending level at no more than its internally-generated cash flow.  The majority of the current estimate for 2009 expenditures is earmarked for development drilling in the Lobo Trend of South Texas, recompletions in the Sacramento Basin, and exploratory tests in the Eagle Ford Shale in South Texas and the Bakken Shale in the Alberta Basin.  At roughly $80.0 million of organic capital spending, the Company expects to achieve between 130 – 140 MMcfe/d of full year production, excluding acquisitions and divestitures.

Eagle Ford Shale Update

Rosetta has successfully drilled, cored, and logged two vertical Eagle Ford Shale wells in South Texas that has helped quantify the resource potential of the play.  The Eagle Ford Shale interval was present in both of these wells and contained a highly resistive shale interval.  Based upon both well logs and core analysis, these wells have been mechanically configured to drill horizontal at a later date.  Both of these wells are operated by the Company with a 100% working interest. Additionally, Rosetta has increased its net acreage position in this play from the previously announced 25,000 acres to more than 28,000 acres.

Bakken Shale Update

Rosetta has captured more than 230,000 net acres in the Alberta Basin and plans to drill a minimum of two exploratory wells this year to help quantify the resource potential of the play.  Well permitting is currently underway and the expected spud date for this program is in the third quarter of 2009.  The Bakken Shale is anticipated to be at a vertical depth of roughly 5,000 – 6,000 ft and normally pressured.

Hedging Update

The Company's hedge position consists of 52,141 MMBtu/d hedged at an average price of $7.65 per MMBtu, along with 10,000 MMBtu/d for 2010 at an average price of $8.31 per MMBtu. The Company has also entered into costless collar transactions covering 5,000 MMBtu/d of the Company's 2009 production. The costless collars have an average floor price of $8.00 per MMBtu and an average ceiling price of $10.05 per MMBtu.

“We continue to monitor the environment closely and adjust our activities and programs, as appropriate,” noted Limbacher.  “We are focused on protecting liquidity and optimizing capital to minimize volume impacts.  We are spending on our impact exploratory programs to build value for the future.  And we are staying diligent on the big and small controllable factors that will improve our relative position and allow us to emerge from this downturn as a stronger company.”

Forward-Looking Statements:

All statements, other than statements of historical fact, included in this press release are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the intent, belief or current expectations of Rosetta Resources Inc. and its subsidiaries (the “Company”) and its management. These forward-looking statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those herein described. Accordingly, Recipients are cautioned that these forward-looking statements are not guarantees of future performance. Please refer to Company’s risks, uncertainties and assumptions as it discloses from time to time in the Company’s reports and registration statements filed with the SEC, including the risk factors identified in its Annual Report on Form 10-K for the year ended December 31, 2008, which can also be found on the Company’s website at www.rosettaresources.com.  The Company undertakes no duty to update the information contained herein except as required by law.

Investor Contact:

Michael J. Rosinski
Executive Vice President & Chief Financial Officer
Rosetta Resources Inc.
(713) 335-4037
rosinskim@rosettaresources.com

Rosetta Resources Inc.
Consolidated Balance Sheet
(In thousands, except share amounts)

	March 31, 2009	December 31, 2008
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$ 32,971	$ 42,855
Restricted cash	1,421	1,421
Accounts receivable	29,774	41,885
Derivative instruments	56,572	34,742
Prepaid expenses	4,411	5,046
Other current assets	4,657	4,071
Total current assets	129,806	130,020
Oil and natural gas properties, full cost method, of which $44.4 million at March 31, 2009 and $50.3 million at December 31, 2008 were excluded from amortization	1,934,708	1,900,672
Other fixed assets	11,220	9,439
	1,945,928	1,910,111
Accumulated depreciation, depletion, and amortization, including impairment	(1,359,096)	(935,851)
Total property and equipment, net	586,832	974,260
Deferred loan fees	956	1,168
Deferred tax asset	180,752	42,652
Other assets	8,333	6,278
Total other assets	190,041	50,098
Total assets	$ 906,679	$ 1,154,378

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ 1,797	$ 2,268
Accrued liabilities	21,169	48,824
Royalties payable	13,762	17,388
Derivative instruments	506	985
Prepayment on gas sales	9,846	19,382
Deferred income taxes	20,885	12,575
Total current liabilities	67,965	101,422
Long-term liabilities:
Long-term debt	305,000	300,000
Asset retirement obligation	29,886	26,584
Total liabilities	402,851	428,006

Stockholders' equity:
Preferred stock, $0.001 par value; authorized 5,000,000 shares; no shares issued in 2009 or 2008	-	-
Common stock, $0.001 par value; authorized 150,000,000 shares; issued 51,134,787 shares and 51,031,481 shares at March 31, 2009 and December 31, 2008, respectively	51	51
Additional paid-in capital	774,593	773,676
Treasury stock, at cost; 179,003 and 155,790 shares at March 31, 2009 and December 31, 2008, respectively	(3,219)	(2,672)
Accumulated other comprehensive income	39,298	24,079
Accumulated deficit	(306,895)	(68,762)
Total stockholders' equity	503,828	726,372
Total liabilities and stockholders' equity	$ 906,679	$ 1,154,378

Rosetta Resources Inc.
Consolidated Statement of Operations
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2009	2008
Revenues:
Natural gas sales	$ 74,223	$ 112,445
Oil sales	5,218	15,888
Total revenues	79,441	128,333
Operating Costs and Expenses:
Lease operating expense	18,041	13,414
Depreciation, depletion, and amortization	44,400	51,414
Impairment of oil and gas properties	379,462	-
Treating and transportation	1,702	1,305
Marketing fees	317	748
Production taxes	1,323	3,437
General and administrative costs	9,373	12,107
Total operating costs and expenses	454,618	82,425
Operating income (loss)	(375,176)	45,908

Other (income) expense
Interest expense, net of interest capitalized	2,535	3,554
Interest income	(51)	(239)
Other (income) expense, net	(150)	(41)
Total other expense	2,334	3,274

Income (loss) before provision for income taxes	(377,510)	42,634
Income tax expense (benefit)	(139,378)	15,145
Net income (loss)	$ (238,132)	$ 27,489

Earnings (loss) per share:
Basic	$ (4.68)	$ 0.54
Diluted	$ (4.68)	$ 0.54

Weighted average shares outstanding:
Basic	50,920	50,485
Diluted	50,920	50,719

Rosetta Resources Inc.
Consolidated Statement of Cash Flows
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2009	2008
Cash flows from operating activities
Net income (loss)	(238,133)	27,489
Adjustments to reconcile net income to net cash from operating activities
Depreciation, depletion and amortization	44,400	51,414
Impairment of oil and gas properties	379,462	-
Deferred income taxes	(138,826)	15,145
Amortization of deferred loan fees recorded as interest expense	212	295
Stock compensation expense	917	273
Change in operating assets and liabilities:
Accounts receivable	12,111	(7,592)
Prepaid expenses	635	717
Other current assets	(586)	162
Other assets	(107)	187
Accounts payable	(471)	3,332
Accrued liabilities	(6,910)	720
Royalties payable	(13,162)	11,103
Net cash provided by operating activities	39,542	103,245
Cash flows from investing activities
Acquisition of oil and gas properties	(3,844)	-
Purchases of oil and gas assets	(50,018)	(61,879)
Other	(16)	2
Net cash used in investing activities	(53,878)	(61,877)
Cash flows from financing activities
Borrowings on revolving credit facility	5,000	-
Proceeds from stock options exercised	-	1,488
(Purchases) of treasury stock	(548)	(179)
Net cash provided by financing activities	4,452	1,309

Net increase (decrease) in cash	(9,884)	42,677
Cash and cash equivalents, beginning of period	42,855	3,216
Cash and cash equivalents, end of period	$ 32,971	$ 45,893

Supplemental non-cash disclosures:
Capital expenditures included in accrued liabilities	$ 7,170	$ 19,254